Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

AIG Reports First Quarter 2022 Results

❖	Significant progress on Life and Retirement separation from AIG, with key steps taken toward the establishment of a standalone capital structure, public filing of the S-1 registration statement, Corebridge Financial, Inc. (Corebridge) brand debut and strong independent additions to the Corebridge Board of Directors

❖	Announced asset management relationship with BlackRock to manage up to $150 billion of liquid assets for AIG and Corebridge

❖	General Insurance combined ratio of 92.9% improved by 5.9 points from the prior year quarter

❖	General Insurance adjusted* accident year combined ratio of 89.5% improved by 2.9 points from the prior year quarter

❖	Net income per diluted common share was $5.15 compared to $4.41 in the prior year quarter

❖	Adjusted after-tax income* (AATI) per diluted common share increased 24% to $1.30 from $1.05 in the prior year quarter, driven by a $373 million increase in General Insurance underwriting income

❖	Repurchased $1.4 billion of AIG common stock in the first quarter of 2022

❖	AIG Board of Directors increased the share repurchase authorization to $6.5 billion

❖	$9.1 billion of AIG Parent liquidity at March 31, 2022

FIRST QUARTER NOTEWORTHY ITEMS

•	General Insurance adjusted pre-tax income (APTI) of $1.2 billion reflects a $373 million increase in underwriting income from the prior year quarter as a result of strong combined ratio improvement, including significantly lower catastrophe losses (CATs), higher earned premiums along with continued rate improvement, focused risk selection and improved terms and conditions.

•	Life and Retirement APTI of $724 million reflects lower net investment income due in large part to lower yield enhancements, partially offset by slightly lower mortality compared to the prior year quarter; Life and Retirement return on adjusted segment common equity* (Adjusted ROCE) for the first quarter was 10.0% on an annualized basis; premiums and deposits* increased 13.5%, primarily driven by higher interest rates.

•	Return on common equity (ROCE) and Adjusted ROCE* were 28.1% and 7.6%, respectively, on an annualized basis for the first quarter of 2021.

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

FOR IMMEDIATE RELEASE

NEW YORK, May 3, 2022 – American International Group, Inc. (NYSE: AIG) today reported financial results for the first quarter ended March 31, 2022.

AIG Chairman & Chief Executive Officer Peter Zaffino said: “In the first quarter of 2022, AIG delivered excellent results, while simultaneously advancing a number of strategic, operational and financial priorities. I am very pleased with the progress we achieved, including meaningful improvement in underwriting profitability in General Insurance, continued solid performance from Life and Retirement, significant progress on the separation of Life and Retirement from AIG, along with accelerated capital management actions.

“General Insurance continues to generate top line growth while driving sustainable underwriting improvement and expense discipline in both the combined ratio and the adjusted accident year combined ratio, which improved 590 and 290 basis points, respectively, year over year to 92.9% and 89.5%. We are compounding margin improvement over a multi-year period having improved the combined ratio and adjusted accident year combined ratio by 860 and 600 basis points over the prior two years.

“Commercial net premiums written grew 8% on a constant dollar basis with 10% foreign exchange adjusted growth in International and 6% in North America. Growth across Global Commercial Lines benefitted from over $1 billion of new business for the fourth consecutive quarter, strong retention of 86% globally and 9% rate increases (10% excluding workers’ compensation), which continue to exceed loss cost trends.

“Life and Retirement’s diversified business withstood significant market volatility and reported an adjusted segment return on common equity of 10.0%. Premiums and deposits increased 13.5%, driven by strong fixed annuity sales that benefitted from the added origination capabilities from our strategic partnership with Blackstone.

“Additionally, we made significant progress since the beginning of the year to prepare the Life and Retirement business to be a standalone, public company. We publicly filed an S-1 registration statement with the U.S. Securities and Exchange Commission, we executed a $6.5 billion senior notes offering by Life and Retirement helping to establish the target standalone capital structure and we announced an arrangement with BlackRock relating to the management of up to an aggregate of $150 billion of liquid assets for AIG and Life and Retirement.

“Given our strong balance sheet and liquidity, the AIG Board of Directors increased the share repurchase authorization to $6.5 billion of AIG Common Stock, inclusive of any remaining amounts under the prior authorization. In the first quarter, we returned $1.7 billion to shareholders through $1.4 billion of AIG common stock repurchases and $265 million of dividends, and we ended the quarter with $9.1 billion of parent liquidity.

“We also announced a commitment to achieve net zero greenhouse gas emissions across our global underwriting and investment portfolios by 2050, or sooner. We believe our ESG commitments are an important step forward for AIG, the clients we serve and the global communities where we live and work.

“I am extremely proud of the outstanding work from our global colleagues and the value we continue to deliver for our clients, distribution partners, shareholders and other stakeholders as we continue our journey to be a top performing company.”

FOR IMMEDIATE RELEASE

For the first quarter of 2022, pre-tax income from continuing operations was $5.8 billion compared to pre-tax income from continuing operations of $4.7 billion in the prior year quarter. First quarter of 2022 net income attributable to AIG common shareholders was $4.3 billion, or $5.15 per diluted common share, compared to net income of $3.9 billion, or $4.41 per diluted common share, in the prior year quarter. The pre-tax income increase was primarily due to an increase in net realized gains, including a $936 million increase in net realized gains on Fortitude Re funds withheld embedded derivative, and overall strong General Insurance underwriting results, including higher premiums and lower CATs, partially offset by lower net investment income across the portfolio. The pre-tax increase was partially offset by a higher proportion of income attributable to noncontrolling interest as a result of the sale to Blackstone of a 9.9% interest in Corebridge and higher income tax expense primarily due to higher income from operations.

AATI was $1.1 billion, or $1.30 per diluted common share, for the first quarter of 2022 compared to $923 million, or $1.05 per diluted common share, in the prior year quarter. The increase was primarily due to strong General Insurance underwriting results, partially offset by lower net investment income across the portfolio.

Total consolidated net investment income for the first quarter of 2022 was $3.2 billion, down 11% from $3.7 billion in the prior year quarter, primarily due to lower call and tender income, lower returns from fair value option equity and fixed maturity securities and lower income from hedge funds, partially offset by higher returns on other alternative investments principally from private equity. Total net investment income on an APTI basis* was $3.0 billion, a decrease of $193 million compared to the prior year quarter, reflecting lower call and tender income, lower returns from fair value option fixed maturity securities partially offset by higher returns on alternative investments principally from private equity.

Book value per common share was $69.30 as of March 31, 2022, a decrease of 13% from December 31, 2021 and 4% from March 31, 2021, reflecting a reduction in accumulated other comprehensive income (AOCI). Adjusted book value per common share* was $70.72, an increase of 3% from December 31, 2021 and 20% from March 31, 2022 reflecting growth in retained earnings from net income in excess of dividends and share repurchases. Adjusted tangible book value per common share was $64.65, an increase of 3% from December 31, 2021 and 22% from March 31, 2021.

For the first quarter of 2022, AIG repurchased approximately $1.4 billion of common stock or approximately 23 million shares of AIG common stock and paid $265 million of common and preferred dividends, resulting in AIG Parent liquidity of $9.1 billion as of March 31, 2022, down $1.6 billion from December 31, 2021. On May 3, 2022, the Board of Directors authorized share repurchases of $6.5 billion of AIG Common Stock, inclusive of the approximately $1.5 billion of expected remaining authorization upon expiration of AIG’s current Exchange Act 10b5-1 repurchase plan on May 20, 2022. AIG’s total debt and preferred stock to total capital leverage at March 31, 2022 was 27.8%, up from 24.6% at December 31, 2021, principally due to the reduction of AOCI.

Today, the AIG Board of Directors declared a quarterly cash dividend of $0.32 per share on AIG common stock (NYSE: AIG). The dividend is payable on June 30, 2022 to stockholders of record at the close of business on June 16, 2022.

The AIG Board of Directors also declared a quarterly cash dividend of $365.625 per share on AIG Series A 5.85% Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, which is represented by depositary shares (NYSE: AIG PRA), each representing a 1/1,000th interest in a share of preferred stock. Holders of depositary shares will receive $0.365625 per depositary share. The dividend is payable on June 15, 2022 to holders of record at the close of business on May 31, 2022.

FOR IMMEDIATE RELEASE

FINANCIAL SUMMARY

	Three Months Ended March 31,
($ in millions, except per common share amounts)	2021	2022
Net income attributable to AIG common shareholders	$3,869	$4,253
Net income per diluted share attributable to AIG common shareholders	$4.41	$5.15

Adjusted pre-tax income (loss)	$1,256	$1,514
General Insurance	845	1,211
Life and Retirement	941	724
Other Operations	(530)	(421)

Net investment income	$3,657	$3,237
Net investment income, APTI basis	3,191	2,998

Adjusted after-tax income attributable to AIG common shareholders	$923	$1,074
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$1.05	$1.30

Weighted average common shares outstanding - diluted (in millions)	876.3	826.0

Return on common equity	24.2%	28.1%
Adjusted return on common equity	7.4%	7.6%

Book value per common share	$72.37	$69.30
Adjusted book value per common share	$58.69	$70.72

Common shares outstanding (in millions)	859.4	800.2

The comparisons on the following pages are against the first quarter of 2021, unless otherwise indicated. Refer to the AIG First Quarter 2022 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

FOR IMMEDIATE RELEASE

GENERAL INSURANCE

	Three Months Ended March 31,
($ in millions)	2021	2022	Change
Gross premiums written	$10,731	$11,512	7%

Net premiums written	$6,479	$6,633	2%
North America	2,930	3,151	8
North America Commercial Lines	2,787	2,952	6
North America Personal Insurance	143	199	39
International	3,549	3,482	(2)
International Commercial Lines	1,982	2,085	5
International Personal Insurance	1,567	1,397	(11)

Underwriting income (loss)	$73	$446	NM	%
North America	(202)	256	NM
North America Commercial Lines	(136)	267	NM
North America Personal Insurance	(66)	(11)	83
International	275	190	(31)
International Commercial Lines	186	125	(33)
International Personal Insurance	89	65	(27)

Net investment income, APTI basis	$772	$765	(1)%
Adjusted pre-tax income	$845	$1,211	43%
Return on adjusted segment common equity	8.5%	12.3%	3.8	pts

Underwriting ratios:
North America Combined Ratio (CR)	108.4	90.8	(17.6	) pts
North America Commercial Lines CR	106.7	88.8	(17.9)
North America Personal Insurance CR	118.8	102.6	(16.2)
International CR	92.2	94.5	2.3
International Commercial Lines CR	90.0	93.6	3.6
International Personal Insurance CR	94.6	95.7	1.1
General Insurance (GI) CR	98.8	92.9	(5.9)

GI Loss ratio	65.6	60.9	(4.7	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(7.3)	(4.5)	2.8
Prior year development, net of reinsurance and prior year premiums	0.9	1.1	0.2
GI Accident year loss ratio, as adjusted	59.2	57.5	(1.7)
GI Expense ratio	33.2	32.0	(1.2)
GI Accident year combined ratio, as adjusted (AYCR)	92.4	89.5	(2.9)

Accident year combined ratio, as adjusted (AYCR):
North America AYCR	95.6	90.6	(5.0	) pts
North America Commercial Lines AYCR	93.9	88.1	(5.8)
North America Personal Insurance AYCR	105.9	105.2	(0.7)
International AYCR	90.2	88.6	(1.6)
International Commercial Lines AYCR	86.8	83.5	(3.3)
International Personal Insurance AYCR	94.0	95.2	1.2

FOR IMMEDIATE RELEASE

General Insurance

•	Net premiums written in the first quarter of 2022 increased 2% from the prior year quarter (5% on a constant dollar basis) to $6.6 billion driven by strong North America Commercial Lines and International Commercial Lines growth of 6% and 5% (6% and 10% on a constant dollar basis), respectively, reflecting continued positive rate change, higher renewal retentions and strong new business production. Additionally, North America Personal Insurance net premiums written growth of 39% reflects growth particularly within our Travel business, driven by more robust demand in travel. International Personal Insurance net premiums written decreased 11% (down 5% on a constant dollar basis) compared to the prior year quarter, primarily due to lower production in Warranty, partially offset by growth in Travel, and Personal Accident & Health due to a rebound in travel activity.

•	First quarter 2022 APTI increased by $366 million to $1.2 billion from the prior year quarter due to significantly improved underwriting results. Underwriting income was $446 million in the first quarter of 2021, compared to $73 million in the prior year quarter. The underwriting income included $274 million of CATs, predominantly from Australian floods, compared to $422 million in the prior year quarter. First quarter 2022 also included favorable net prior year loss reserve development, net of reinsurance (PYD) of $93 million compared to favorable PYD of $56 million in the prior year quarter.

•	General Insurance generated strong underwriting results, with a combined ratio of 92.9, a 5.9 point improvement from 98.8 in the prior year quarter. The loss ratio improved by 4.7 points, driven by strong underwriting results including significantly lower CATs, and the expense ratio improved 1.2 points, resulting from continued general expense discipline. The General Insurance accident year combined ratio, as adjusted, was 89.5, an improvement of 2.9 points from the prior year quarter and was comprised of a 57.5 accident year loss ratio, as adjusted*, and an expense ratio of 32.0. The General Insurance accident year loss ratio, as adjusted, improved by 1.7 points from the prior year quarter, reflecting continued improvement in commercial business mix and quality of the portfolio.

•	Commercial Lines underwriting results continued to show strong improvement due to enhanced business mix, and net premiums written grew 6% with continued rate increases. The accident year combined ratio, as adjusted, for North America Commercial Lines improved 5.8 points to 88.1, and for International Commercial Lines improved 3.3 points to 83.5 compared to the prior year quarter.

•	Personal Insurance underwriting results improved, although the accident year combined ratio deteriorated slightly, largely reflecting mix shifts in the business as well as lower premiums in the period. The North America Personal Insurance accident year combined ratio, as adjusted, improved 0.7 points to 105.2 compared to the prior year quarter, reflecting changes in business mix and a rebound in travel premiums. The International Personal Insurance accident year combined ratio, as adjusted, deteriorated by 1.2 points to 95.2 from the prior year quarter.

FOR IMMEDIATE RELEASE

LIFE AND RETIREMENT

	Three Months Ended
	March 31,
($ in millions, except as indicated)	2021	2022	Change
Adjusted pre-tax income (loss)	$941	$724	(23)%
Individual Retirement	532	384	(28)
Group Retirement	307	225	(27)
Life Insurance	(40)	(9)	78
Institutional Markets	142	124	(13)

Premiums and fees	$1,383	$1,603	16%
Individual Retirement	257	279	9
Group Retirement	128	132	3
Life Insurance	912	907	(1)
Institutional Markets	86	285	231

Premiums and deposits	$6,402	$7,265	13%
Individual Retirement	3,373	3,881	15
Group Retirement	1,818	1,888	4
Life Insurance	1,131	1,169	3
Institutional Markets	80	327	309

Net flows	$(1,467)	$55	NM	%
Individual Retirement*	(574)	874	NM
Group Retirement	(893)	(819)	8

Net investment income, APTI basis	$2,353	$2,129	(10)%
Return on adjusted segment common equity	14.2%	10.0%	(4.2	) pts

* In 2021 includes $0.6 billion of net outflows from Retail Mutual Funds that were, (i) transferred or liquidated in the third quarter of 2021.

Life and Retirement

•	Life and Retirement reported APTI of $724 million for the first quarter of 2022, down 23% from $941 million in the prior year quarter, primarily due to lower yield enhancements across all segments, as well as the sale of the affordable housing portfolio. The decline in equity markets drove higher deferred policy acquisition costs amortization and lower fee income predominantly in our Individual Retirement and Group Retirement businesses. The adverse mortality in Life Insurance is in line with our previously disclosed estimate of exposure sensitivity of $65 million to $75 million per 100,000 population deaths remains consistent based on the reported first quarter COVID-related deaths in the United States.

•	Premiums and deposits for the first quarter of 2022 were $7.3 billion, up $0.9 billion versus the prior year quarter, primarily driven by improved fixed annuity sales. Net flows improved in the first quarter of 2022 compared to the same period in the prior year.

FOR IMMEDIATE RELEASE

OTHER OPERATIONS

	Three Months Ended
	March 31,
($ in millions)	2021	2022	Change
Corporate and Other	$(552)	$(547)	1%
Asset Management	198	259	31
Adjusted pre-tax loss before consolidation and eliminations	(354)	(288)	19
Consolidation and eliminations	(176)	(133)	24
Adjusted pre-tax loss	$(530)	$(421)	21%

Other Operations

•	First quarter adjusted pre-tax loss (APTL) was $421 million, including $133 million of reductions from consolidation and eliminations, compared to APTL of $530 million, including $176 million of reductions from consolidation and eliminations, in the prior year quarter. The improvement in consolidation and eliminations APTL reflects the elimination of the General Insurance and Life and Retirement segment net investment income on their investment in consolidated investment entities.

•	Before consolidation and eliminations, the improvement in APTL reflects higher net investment income, primarily from gains from property sales in the global real estate portfolio, and lower corporate interest expense resulting from debt repayment activity.

FOR IMMEDIATE RELEASE

LIFE AND RETIREMENT SEPARATION

•	On October 26, 2020, AIG announced its intention to separate its Life and Retirement business from AIG.

•	On November 2, 2021, AIG and Blackstone Inc. (Blackstone) completed the acquisition by Blackstone of a 9.9 percent equity stake in SAFG Retirement Services, Inc. (SAFG), which is the holding company for AIG’s Life and Retirement business, for $2.2 billion in an all cash transaction, subject to adjustment if the final pro forma adjusted book value is greater or lesser than the target pro forma adjusted book value. This resulted in a $629 million decrease to AIG’s shareholders’ equity in the fourth quarter of 2021. As part of the separation, most of AIG’s investment operations were transferred to SAFG or its subsidiaries as of December 31, 2021, and AIG entered into a long-term asset management relationship with Blackstone to manage an initial $50 billion of Life and Retirement’s existing investment portfolio beginning in the fourth quarter of 2021, with that amount increasing by increments of $8.5 billion per year for the five years beginning in the fourth quarter of 2022, for an aggregate of $92.5 billion. On November 1, 2021, SAFG declared a dividend payable to AIG Parent in the amount of $8.3 billion. In connection with such dividend, SAFG issued a promissory note to AIG Parent in the amount of $8.3 billion, which is required to be paid to AIG Parent prior to the initial public offering (IPO) of SAFG. On April 5, 2022, SAFG issued $6.5 billion aggregate principal amount of senior unsecured notes, the proceeds of which were used to repay a portion of the $8.3 billion promissory note previously issued by SAFG to AIG. While we currently believe the IPO is the next step in the separation of the Life and Retirement business from AIG, no assurance can be given regarding the form that future separation transactions may take or the specific terms or timing thereof, or that a separation will in fact occur. Any separation transaction will be subject to the satisfaction of various conditions and approvals, including approval by the AIG Board of Directors, receipt of insurance and other required regulatory approvals, and satisfaction of any applicable requirements of the Securities and Exchange Commission (SEC).

•	Additionally, on December 15, 2021, AIG and Blackstone Real Estate Income Trust (BREIT), a long-term, perpetual capital vehicle affiliated with Blackstone, completed the acquisition by BREIT of AIG’s interests in a U.S. affordable housing portfolio for $4.9 billion, in an all cash transaction, resulting in a pre-tax gain of $3.0 billion. The historical results of the U.S. affordable housing portfolio were reported in our Life and Retirement operating segments.

•	Additionally, on March 28, 2022, AIG announced that it plans to rebrand SAFG as Corebridge Financial, Inc. when it becomes a public company. Also on this date, AIG and BlackRock entered into a binding letter of intent pursuant to which BlackRock will manage certain liquid fixed income and private placement assets representing up to $60 billion of assets on behalf of AIG and up to $90 billion of assets on behalf of AIG’s Life and Retirement business; AIG and AIG’s Life and Retirement business will gain access to BlackRock’s world-class asset management capabilities as well as its investment management technology, Aladdin.

CONFERENCE CALL

AIG will host a conference call tomorrow, Wednesday, May 4, 2022 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

Certain statements in this press release and other publicly available documents may include, and officers and representatives of AIG may from time to time make and discuss, statements which, to the extent they are not statements of historical or present fact, may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are intended to provide management’s current expectations or plans for AIG’s future operating and financial performance, based on assumptions currently believed to be valid or accurate. Forward-looking statements are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “expectations,” “intend,” “plan,” “strategy,” “prospects,” “project,” “anticipate,” “should,” “guidance,” “outlook,” “confident,” “focused on achieving,” “view,” “target,” “goal,” “estimate” and other words of similar meaning in connection with a discussion of future operating or financial performance. These statements, may include, among other things, projections, goals and assumptions that relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expense reduction efforts, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, such as the separation of the Life and Retirement business from AIG, the effect of catastrophes and macroeconomic and/or geopolitical events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, or successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results, and other statements that are not historical facts.

All forward-looking statements involve risks, uncertainties and other factors that may cause AIG’s actual results and financial condition to differ, possibly materially, from the results and financial condition expressed or implied in the forward-looking statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include, without limitation:

•	AIG’s ability to continue to separate the Life and Retirement business, including through an initial public offering, and the impact separation may have on AIG, its businesses, employees, contracts and customers;

•	the effects of economic conditions in the markets in which AIG and its businesses operate in the U.S. and globally and any changes therein, including from the effects of financial market conditions, fluctuations in interest rates and foreign currency exchange rates and inflationary pressures, each of which may also be affected by geopolitical conflicts, including the conflict between Russia and Ukraine;

•	the occurrence of catastrophic events, both natural and man-made, including geopolitical conflicts, pandemics, civil unrest and the effects of climate change;

•	the effects of sanctions related to the conflict between Russia and Ukraine and failure to comply therewith;

•	the impact of potential information technology, cybersecurity or data security breaches, including as a result of supply chain disruptions, cyber-attacks or security vulnerabilities, the likelihood of which may increase due to extended remote business operations as a result of COVID-19;

•	AIG's ability to effectively execute on the AIG 200 operational programs designed to modernize AIG's operating infrastructure and enhance user and customer experiences, and AIG’s ability to achieve anticipated cost savings from AIG 200;

•	availability of reinsurance or access to reinsurance on acceptable terms;

FOR IMMEDIATE RELEASE

•	the effectiveness of strategies to recruit and retain key personnel and to implement effective succession plans;

•	concentrations in AIG’s investment portfolios, including as a result of our asset management relationships with Blackstone and BlackRock;

•	disruptions in the availability of AIG’s electronic data systems or those of third parties;

•	changes to the valuation of AIG’s investments;

•	actions by rating agencies with respect to AIG’s credit and financial strength ratings as well as those of its businesses and subsidiaries;

•	the impact of COVID-19 and its variants and responses thereto;

•	the effectiveness of AIG’s enterprise risk management policies and procedures, including with respect to business continuity and disaster recovery plans;

•	changes in judgments concerning potential cost-saving opportunities;

•	changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;

•	AIG’s ability to effectively execute on environmental, social and governance targets and standards;

•	the requirements, which may change from time to time, of the global regulatory framework to which AIG is subject;

•	nonperformance or defaults by counterparties, including Fortitude Reinsurance Company Ltd. (Fortitude Re);

•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses;

•	changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;

•	changes to our sources of or access to liquidity;

•	significant legal, regulatory or governmental proceedings; and

•	such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 (which will be filed with the SEC), and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2021.

The forward-looking statements speak only as of the date of this press release, or in the case of any document incorporated by reference, the date of that document. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements is disclosed from time to time in our filings with the SEC.

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COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the First Quarter 2022 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (Loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) is used to show the amount of AIG’s net worth on a per-common share basis after eliminating items that can fluctuate significantly from period to period including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, AIG adjusts for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG post deconsolidation of Fortitude Re (Fortitude Re funds withheld assets) since these fair value movements are economically transferred to Fortitude Re. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Adjusted Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Common Shareholders’ Equity), by total common shares outstanding.

Book Value per Common Share, Excluding Goodwill, Value of Business Acquired (VOBA), Value of Distribution Channel Acquired (VODA), Other Intangible Assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and Deferred Tax Assets (DTA) (Adjusted Tangible Book Value per Common Share) is used to provide more accurate measure of the realizable value of shareholder on a per-common share basis. Adjusted Tangible Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding intangible assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Tangible Common Shareholders’ Equity), by total common shares outstanding.

AIG Return on Common Equity – Adjusted After-tax Income Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and DTA (Adjusted Return on Common Equity) is used to show the rate of return on common shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, AIG adjusts for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Common Shareholders’ Equity.

General Insurance and Life and Retirement Adjusted Segment Common Equity is based on segment equity adjusted for the attribution of debt and preferred stock (Segment Common Equity) and is consistent with AIG’s Adjusted Common Shareholders’ Equity definition.

FOR IMMEDIATE RELEASE

General Insurance and Life and Retirement Return on Adjusted Segment Common Equity – Adjusted After-tax Income (Return on Adjusted Segment Common Equity) is used to show the rate of return on Adjusted Segment Common Equity. Return on Adjusted Segment Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Segment Common Equity.

Adjusted After-tax Income Attributable to General Insurance and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from APTI. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on AIG’s internal allocation model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for AIG’s segments.

FOR IMMEDIATE RELEASE

Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across AIG’s segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. APTI is a GAAP measure for AIG’s segments. Excluded items include the following:

•	changes in fair value of securities used to hedge guaranteed living benefits;

•	changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and deferred sales inducements (DSI) related to net realized gains and losses;

•	changes in the fair value of equity securities;

•	net investment income on Fortitude Re funds withheld assets;

•	following deconsolidation of Fortitude Re, net realized gains and losses on Fortitude Re funds withheld assets;

•	loss (gain) on extinguishment of debt;

•	all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•	income or loss from discontinued operations;

•	net loss reserve discount benefit (charge);

•	pension expense related to lump sum payments to former employees;

•	net gain or loss on divestitures;

•	non-operating litigation reserves and settlements;

•	restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization;

•	the portion of favorable or unfavorable prior year reserve development for which AIG has ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;

•	integration and transaction costs associated with acquiring or divesting businesses;

•	losses from the impairment of goodwill; and

•	non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, noncontrolling interest on net realized gains (losses) and other non-operating expenses and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;
•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to AIG’s current businesses or operating performance; and
•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act).

See page 16 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

FOR IMMEDIATE RELEASE

Accident year loss and Accident year combined ratios, as adjusted (Accident year loss ratio, ex-CAT and Accident year combined ratio, ex-CAT): both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses (CATs) and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. AIG believes that as adjusted ratios are meaningful measures of AIG’s underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b)	Acquisition ratio = Total acquisition expenses ÷ NPE
c)	General operating expense ratio = General operating expenses ÷ NPE
d)	Expense ratio = Acquisition ratio + General operating expense ratio
e)	Combined ratio = Loss ratio + Expense ratio
f)	CATs and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio
g)	Accident year loss ratio, as adjusted (AYLR ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums + Adjustment for ceded premium under reinsurance contracts related to prior accident years]
h)	Accident year combined ratio, as adjusted (AYCR ex-CAT) = AYLR ex-CAT + Expense ratio
i)	Prior year development net of reinsurance and prior year premiums = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio.

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank (FHLB) funding agreements and mutual funds. We believe the measure of premiums and deposits is useful in understanding customer demand for our products, evolving product trends and our sales performance period over period.

Results from discontinued operations are excluded from all of these measures.

#      #      #

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions and other financial services to customers in approximately 70 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income

	Three Months Ended March 31,
	2021				2022
		Tax	Noncontrolling			Tax	Noncontrolling
	Pre-tax	Effect	Interests(d)	After-tax	Pre-tax	Effect	Interests(d)	After-tax
Pre-tax income/net income, including noncontrolling interests	$4,728	$798	$-	$3,930	$5,835	$1,179	$-	$4,656
Noncontrolling interests	-	-	(54)	(54)	-	-	(396)	(396)
Pre-tax income/net income attributable to AIG	4,728	798	(54)	3,876	5,835	1,179	(396)	4,260
Dividends on preferred stock				7				7
Net income attributable to AIG common shareholders				3,869				4,253
Adjustments:
Changes in uncertain tax positions and other tax adjustments(a)	-	901	-	(901)	-	91	-	(91)
Deferred income tax valuation allowance (releases) charges(b)	-	(686)	-	686	-	6	-	(6)
Changes in fair value of securities used to hedge guaranteed living benefits	(22)	(5)	-	(17)	(13)	(3)	-	(10)
Changes in benefit reserves and DAC, VOBA and DSI related to net realized gains (losses)	203	43	-	160	273	57	-	216
Changes in the fair value of equity securities	(22)	(5)	-	(17)	27	6	-	21
Gain on extinguishment of debt	(8)	(2)	-	(6)	-	-	-	-
Net investment income on Fortitude Re funds withheld assets	(486)	(102)	-	(384)	(291)	(61)	-	(230)
Net realized gains on Fortitude Re funds withheld assets	(173)	(36)	-	(137)	140	29	-	111
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	(2,382)	(499)	-	(1,883)	(3,318)	(697)	-	(2,621)
Net realized gains(c)	(627)	(145)	-	(482)	(1,188)	(281)	-	(907)
Net gain on divestitures	(7)	(1)	-	(6)	(40)	(9)	-	(31)
Non-operating litigation reserves and settlements	-	-	-	-	(34)	(7)	-	(27)
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(19)	(4)	-	(15)	-	-	-	-
Net loss reserve discount benefit	(32)	(7)	-	(25)	(20)	(5)	-	(15)
Integration and transaction costs associated with acquiring or divesting businesses	9	2	-	7	46	10	-	36
Restructuring and other costs	74	16	-	58	93	19	-	74
Non-recurring costs related to regulatory or accounting changes	20	4	-	16	4	1	-	3
Noncontrolling interests(d)	-	-	-	-	-	-	298	298
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,256	$272	$(54)	$923	$1,514	$335	$(98)	$1,074

(a) Three months ended March 31, 2021 includes the completion of audit activity by the Internal Revenue Service.

(b) Three months ended March 31, 2021 includes an increase in the valuation allowance against a portion of certain tax attribute carryforwards of AIG's U.S. federal consolidated income tax group, as well as net valuation allowance release in certain foreign jurisdictions.

(c) Includes all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.

(d) For the three months ended March 31, 2022, noncontrolling interests include Blackstone’s 9.9 percent equity stake in Corebridge.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Summary of Key Financial Metrics

	Three Months Ended March 31,
Earnings per common share:	2021	2022	% Inc. (Dec.)
Basic
Income from continuing operations	$4.45	$5.21	17.1%
Income from discontinued operations	-	-	NM
Net income attributable to AIG common shareholders	$4.45	$5.21	17.1

Diluted
Income from continuing operations	$4.41	$5.15	16.8
Income from discontinued operations	-	-	NM
Net income attributable to AIG common shareholders	$4.41	$5.15	16.8

Adjusted after-tax income attributable to AIG common shareholders per diluted share	$1.05	$1.30	23.8%
Weighted average shares outstanding:
Basic	868.1	816.3
Diluted	876.3	826.0

Reconciliation of Book Value per Common Share

As of period end:	March 31, 2021	December 31, 2021	March 31, 2022
Total AIG shareholders' equity	$62,679	$65,956	$55,944
Less: Preferred equity	485	485	485
Total AIG common shareholders' equity (a)	62,194	65,471	55,459
Less: Deferred tax assets (DTA)*	7,539	5,221	4,816
Less: Accumulated other comprehensive income (AOCI)	6,466	6,687	(5,900)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	2,246	2,791	48
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	4,220	3,896	(5,948)
Total adjusted AIG common shareholders' equity (b)	$50,435	$56,354	$56,591
Less: Intangible assets:
Goodwill	4,079	4,056	4,009
Value of business acquired	123	111	107
Value of distribution channel acquired	487	458	448
Other intangibles	309	300	291
Total intangible assets	4,998	4,925	4,855
Total adjusted tangible common shareholders' equity (c)	$45,437	$51,429	$51,736

Total common shares outstanding (d)	859.4	818.7	800.2

	March 31,	% Inc.	December 31,	% Inc.	March 31,
As of period end:	2021	(Dec.)	2021	(Dec.)	2022
Book value per common share (a÷d)	$72.37	(4.2)%	$79.97	(13.3)%	$69.30
Adjusted book value per common share (b÷d)	58.69	20.5	68.83	2.7	70.72
Adjusted tangible book value per common share (c÷d)	52.87	22.3	62.82	2.9	64.65

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliation of Return On Common Equity

	Three Months Ended March 31,
	2021	2022
Actual or Annualized net income attributable to AIG common shareholders (a)	$15,476	$17,012

Actual or Annualized adjusted after-tax income attributable to AIG common shareholders (b)	$3,692	$4,296

Average AIG common shareholders' equity (c)	$64,036	$60,465
Less: Average DTA*	7,723	5,019
Less: Average AOCI	9,989	394
Add: Average cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	3,452	1,420
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	6,537	(1,026)
Average adjusted common shareholders' equity (d)	$49,776	$56,472

ROCE (a÷c)	24.2%	28.1%
Adjusted return on common equity (b÷d)	7.4%	7.6%

* Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

Reconciliation of Net Investment Income

	Three Months Ended
	March 31,
	2021	2022
Net investment income per Consolidated Statements of Operations	$3,657	$3,237
Changes in fair value of securities used to hedge guaranteed living benefits	(19)	(14)
Changes in the fair value of equity securities	(22)	27
Net investment income on Fortitude Re funds withheld assets	(486)	(291)
Net realized gains (losses) related to economic hedges and other	61	39
Total Net investment income - APTI Basis	$3,191	$2,998

Net Premiums Written - Change in Constant Dollar

	Three Months Ended March 31, 2022
		Global -	North America	International -
General Insurance	General Insurance	Commercial Lines	Commercial Lines	Commercial Lines	Personal Insurance
Foreign exchange effect on worldwide premiums:
Change in net premiums written
Increase (decrease) in original currency	5%	8%	6%	10%	(5)%
Foreign exchange effect	(3)	(2)	-	(5)	(6)
Increase (decrease) as reported in U.S. dollars	2%	6%	6%	5%	(11)%

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended
	March 31,
	2020	2021	2022
Total General Insurance
Combined ratio	101.5	98.8	92.9
Catastrophe losses and reinstatement premiums	(6.9)	(7.3)	(4.5)
Prior year development, net of reinsurance and prior year premiums	0.9	0.9	1.1
Accident year combined ratio, as adjusted	95.5	92.4	89.5

North America
Combined ratio		108.4	90.8
Catastrophe losses and reinstatement premiums		(15.2)	(2.1)
Prior year development, net of reinsurance and prior year premiums		2.4	1.9
Accident year combined ratio, as adjusted		95.6	90.6

North America - Commercial Lines
Combined ratio		106.7	88.8
Catastrophe losses and reinstatement premiums		(15.4)	(2.4)
Prior year development, net of reinsurance and prior year premiums		2.6	1.7
Accident year combined ratio, as adjusted		93.9	88.1

North America - Personal Insurance
Combined ratio		118.8	102.6
Catastrophe losses and reinstatement premiums		(14.5)	(0.7)
Prior year development, net of reinsurance and prior year premiums		1.6	3.3
Accident year combined ratio, as adjusted		105.9	105.2

International
Combined ratio		92.2	94.5
Catastrophe losses and reinstatement premiums		(1.9)	(6.4)
Prior year development, net of reinsurance and prior year premiums		(0.1)	0.5
Accident year combined ratio, as adjusted		90.2	88.6

International - Commercial Lines
Combined ratio		90.0	93.6
Catastrophe losses and reinstatement premiums		(3.2)	(9.9)
Prior year development, net of reinsurance and prior year premiums		-	(0.2)
Accident year combined ratio, as adjusted		86.8	83.5

International - Personal Insurance
Loss ratio		54.7	55.0
Catastrophe losses and reinstatement premiums		(0.4)	(1.8)
Prior year development, net of reinsurance and prior year premiums		(0.2)	1.3
Accident year loss ratio, as adjusted		54.1	54.5

Combined ratio		94.6	95.7
Catastrophe losses and reinstatement premiums		(0.4)	(1.8)
Prior year development, net of reinsurance and prior year premiums		(0.2)	1.3
Accident year combined ratio, as adjusted		94.0	95.2

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliation of General Insurance Return on Adjusted Segment Common Equity

	Three Months Ended
	March 31,
	2021	2022
Adjusted pre-tax income	$845	$1,211
Interest expense on attributed financial debt	145	148
Adjusted pre-tax income including attributed interest expense	700	1,063
Income tax expense	161	246
Adjusted after-tax income	539	817
Dividends declared on preferred stock	3	3
Adjusted after-tax income attributable to common shareholders	$536	$814

Ending adjusted segment common equity	$25,265	$26,590
Average adjusted segment common equity	$25,155	$26,510
Return on adjusted segment common equity	8.5%	12.3%

Total segment shareholder’s equity	$26,039	$24,525
Less: Preferred equity	196	206
Total segment common equity	25,843	24,319
Less: Accumulated other comprehensive income (AOCI)	728	(2,478)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	150	(207)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	578	(2,271)
Total adjusted segment common equity	$25,265	$26,590

Reconciliation of Life and Retirement Return on Adjusted Segment Common Equity

	Three Months Ended
	March 31,
	2021	2022
Adjusted pre-tax income	$941	$724
Interest expense on attributed financial debt	70	73
Adjusted pre-tax income including attributed interest expense	871	651
Income tax expense	172	129
Adjusted after-tax income	699	522
Dividends declared on preferred stock	2	2
Adjusted after-tax income attributable to common shareholders	$697	$520

Ending adjusted segment common equity	$20,226	$21,245
Average adjusted segment common equity	$19,699	$20,885
Return on adjusted segment common equity	14.2%	10.0%

Total segment shareholder’s equity	$26,568	$20,446
Less: Preferred equity	136	143
Total segment common equity	26,432	20,303
Less: Accumulated other comprehensive income (AOCI)	8,366	(687)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	2,160	255
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	6,206	(942)
Total adjusted segment common equity	$20,226	$21,245

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliations of Premiums and Deposits

	Three Months Ended
	March 31,
	2021	2022
Individual Retirement:
Premiums	$25	$55
Deposits	3,349	3,830
Other	(1)	(4)
Total premiums and deposits	$3,373	$3,881

Group Retirement:
Premiums	$4	$8
Deposits	1,814	1,880
Other	-	-
Total premiums and deposits	$1,818	$1,888

Life Insurance:
Premiums	$532	$539
Deposits	397	397
Other	202	233
Total premiums and deposits	$1,131	$1,169

Institutional Markets:
Premiums	$39	$238
Deposits	34	82
Other	7	7
Total premiums and deposits	$80	$327

Total Life and Retirement:
Premiums	$600	$840
Deposits	5,594	6,189
Other	208	236
Total premiums and deposits	$6,402	$7,265